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                                                                   EXHIBIT 10.19
                       INTERNATIONAL DISTRIBUTOR AGREEMENT

EFFECTIVE DATE:  ____________________________

PARTIES:          Nastech Pharmaceuticals Inc.,
                  45 Davids Drive
                  Hauppauge
                  New York 11788
                  USA
                  Fax no:  00 1 516 273 0252 ("Company")

                  Cambridge Selfcare Diagnostics Limited
                  Richmond House
                  Old Brewery Court
                  Sandyford Road
                  Newcastle-upon-Tyne, NE2 1XG
                  England
                  Fax no:  (191) 261 0568 ("Distributor")

RECITALS:

Company and Distributor desire to establish a relationship in which Company will sell and Distributor will distribute in the Territory the Product manufactured and/or distributed by Company as specified herein.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:-

1         Appointment as Distributor

1.1       Appointment

1.1.1 Subject to the terms and conditions of this Agreement, Company hereby grants to Distributor the exclusive right to distribute the product described in Exhibit A attached hereto (the "Product") in the geographic territory described in Exhibit B attached hereto (the "Territory").

1.1.2 Company shall have the right to discontinue the Product, to make improvements to the Product and to materially change the design of the Product without incurring any liability to Distributor. If Company proposes to make an improvement to or materially alter the design of the Product and such improvement or change in design is likely to result in a need for an alteration in the regulatory approval for the sale of

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          the Product in the Territory Company shall give Distributor at least twelve (12) months prior written notice of such improvement to or change in the design of the Product and shall provide Distributor with copies of all correspondence with the FDA regarding the said improvement or change in design. Company agrees to give Distributor not less than six (6) months notice of discontinuance of the Product or a change in the design or improvement of the Product which is not likely to require a change in the regulatory approval for the sale of the Product in the Territory.

1.1.3 If the future improvement or change in design necessitates a new regulatory approval by a governmental agency in the Territory, Company and Distributor shall each pay fifty per cent (50%) of the cost to secure such new regulatory approval.

1.2       Sales Outside Territory

1.2.1 Distributor shall not (i) actively advertise, promote, market or solicit customers for the Product outside the Territory; (ii) establish an office outside the Territory through which orders for the Product are solicited; or (iii) store any Product in a warehouse or depot located outside the Territory.

1.2.2 If Distributor receives an unsolicited request from a customer located in the European Community but outside the Territory for supply of Product to that country, Distributor shall be entitled to fulfill such a request.

1.2.3 If Distributor receives a request from a customer located outside the European Community and outside the Territory for supply of the Product Distributor shall forward such information to Company. If Company has appointed a distributor for the country where the Product will be delivered, the lead will be forwarded to such distributor. If Company has not established a distributor in such country, Distributor shall be allowed to finalise such sale, subject to the provisions of sub-section 1.3 below.

1.3 Support Services for Supplementary Sales In the event Distributor makes a sale to a customer located in the Territory for delivery outside the Territory or to a customer located outside the Territory in accordance with the terms and conditions of this Agreement, Distributor will be required to provide support services to such customer in relation to such sale. Such support services shall be the provision of pharmacovigilance and drug information and the provision of services as a "responsible party" as required by applicable regulatory approval agencies. Distributor acknowledges that Company may appoint a distributor in a country where Distributor has made such supplementary sales and at such time Distributor shall be required to forward future Product orders to such Company distributor.

1.4 Exclusiveness The parties agree that the "exclusive" nature of the foregoing appointment prohibits Company from itself selling the Product in the Territory and from granting any third party the right to sell the Product in the Territory. Company shall forward to Distributor all requests and inquiries regarding sales of the Product in the Territory.

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1.5       Regulatory Approval

1.5.1 Distributor acknowledges that Meda AB, the Company's distributor in Sweden, Denmark, Norway, Finland, Iceland, Estonia, Lithuania, Latvia and Russia, is in the process of applying for marketing approval for the Product in Sweden under the Mutual Recognition Process (MRP). Company acknowledges that Meda AB will be responsible for filing the MRP application for approval of the sale of the Product in the Territory and that Distributor will have no direct influence over the timing or conduct of the application. Company shall ensure that Meda AB makes the MRP application pertaining to the Territory as soon as possible after the grant of the MRP application in Sweden. Distributor shall remunerate Meda AB for the services provided by Meda AB in relation to the MRP application in the manner set forth in
          the agreement between Distributor and Meda AB dated the       day of
          1998. Subject to the foregoing, Distributor agrees to use all reasonable endeavours to acquire the appropriate regulatory approval certificates, in Distributor's name or the name of Distributor's nominated sub-distributor, from the government agencies in the Territory as are necessary to sell the Product in the Territory. Save as provided below Distributor shall pay any and all expenses incurred in securing such regulatory approval. Company shall, at its expense, give Distributor and Meda AB all reasonable assistance to acquire the regulatory approval certificates and shall provide to the Distributor:-


1.5.1.1 a copy of the existing regulatory dossier regarding the Product in the possession of the Company and/or Meda AB and all other data pertaining to the MRP application in Sweden for the Product; and

1.5.1.2 a copy of the consolidated file created subsequent to MRP approval in Sweden; and

1.5.1.3 a copy of all information requested by the governmental regulatory authorities and such other information as reasonably requested by Distributor to secure registration of the Product in the Territory.

1.5.2 The parties acknowledge and agree that such regulatory approval certificates shall be the property of Company and shall remain Company's property upon termination of this Agreement for whatever reason. Upon expiration or termination of this Agreement for whatever reason Distributor agrees to promptly execute and deliver all documents reasonably requested by Company that may be appropriate or necessary to change the reference of the authorised distributor of the Product in the Territory on the regulatory approval to the person designated by Company.


1.5.3 In the event of termination of this Agreement before the expiration of a period of two (2) years from the date when price and regulatory approvals for the Product had been obtained in all countries in the Territory, Company shall pay to Distributor, within thirty (30) days of the date of termination, a sum equal to the amount actually and reasonably expended by the Distributor to third parties in obtaining said regulatory approvals.

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1.5.4     In the event of termination of this Agreement after the expiration of a period of two (2) years from the date when price and reimbursement approvals for the Product had been obtained in all countries in the Territory but before the expiration of a period of three (3) years from the date when price and reimbursement approvals for the Product had been obtained in all countries in the Territory, Company shall pay to Distributor, within thirty (30) days of the date of termination, a sum equal to fifty (50) per cent of the amount actually and reasonably expended by the Distributor to third parties in obtaining regulatory approvals for the Product in the Territory.

1.5.5 In the event of termination of this Agreement after the expiration of a period of three (3) years from the date when price and reimbursement approvals for the Product had been obtained in all countries in the Territory but before the expiration of a period of four (4) years from the date when price and reimbursement approvals for the Product had been obtained in all countries in the Territory, Company shall pay to Distributor, within thirty (30) days of the date of termination, a sum equal to thirty (30) per cent of the amount actually and reasonably expended by the Distributor to third parties in obtaining regulatory approvals for the Product in the Territory.

1.5.6 In the event of termination of this Agreement after the expiration of a period of four (4) years from the date when price and reimbursement approvals for the Product had been obtained in all countries in the Territory but before the expiration of a period of five (5) years from the date when price and reimbursement approvals for the Product had been obtained in all countries in the Territory, Company shall pay to Distributor, within thirty (30) days of the date of termination, a sum equal to fifteen (15) per cent of the amount actually and reasonably expended by the Distributor to third parties in obtaining regulatory approvals for the Product in the Territory.

1.5.7 Save as provided in this sub-clause, if, despite using reasonable endeavours, the Distributor is unable to obtain regulatory approval for the sale or distribution of the Product in any country or countries in the Territory, the Distributor shall be entitled to relinquish the rights to the Product for that country or those countries and return those rights to the Company and Company shall pay to the Distributor a sum equal to the amount actually and reasonably expended by the Distributor in seeking regulatory approvals for the sale of the Product in that country. Company shall not be required to reimburse to Distributor, pursuant to this sub-clause, the costs of any application for regulatory approval for the sale of the Product in any country in the Territory other than the first application for regulatory approval for the sale of the Product in that country unless Company has given its approval to any subsequent application being made.

1.6 Sub-distributors/Sub-licensees It is contemplated that Distributor shall appoint or sublicense third party distributors in each country Distributor shall notify the Company of the identity of its proposed sub-distributor for approval by the Company, which approval shall not be unreasonably withheld. In the event that the Distributor receives an extraordinary payment from a sub-distributor in consideration of the appointment of the sub-distributor as sub-distributor in any country in the Territory (and specifically excluding any royalties or payments made

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          or to be made in the ordinary course of business between the
          Distributor and the sub-distributor and any reimbursement received by the Distributor from any sub-distributor of any expenditure made by distributor in relation to the section of the Territory in which the sub-distributor is appointed), the Distributor shall pay to Company fifty per cent (50%) of such extraordinary payment within 30 days from the receipt of such payment by the Distributor. In the event Distributor fails to identify a sub-distributor in a given country in the Territory within 30 days from the date of pricing and reimbursement approval for the Product in that country, the Company shall have the right to remove that country from the Territory covered by this Agreement. Each sublicense/sub-distribution agreement shall conform and be subject to the terms and conditions of this Agreement.

2 Term Unless terminated earlier pursuant to the terms of clause 17, this Agreement shall commence as of the Effective Date set forth on the first page hereof and shall continue for a period of ten (10) years for the Product after the Product has received regulatory approval for resale in the Territory. This Agreement may be renewed for a further period of five (5) years after the expiration of its initial term by the mutual written agreement of the parties.

3         Purchase of Product

3.1 Forecasts/Placement of Orders Six (6) months prior to the Product receiving pricing and reimbursement approval for sale in all countries in the Territory, Distributor shall provide to Company a twelve (12) month rolling forecast of its requirements of the Product, which forecast will be updated quarterly. Such forecasts shall be provided in good faith but shall not be legally binding, on either party, either as a minimum or maximum purchase or sale requirement and, while in no way limiting the generality of the foregoing, the amount forecast as required for the period immediately after the grant of pricing and reimbursement approval in all countries in the Territory shall be indicative only and dependent on the grant of said pricing and reimbursement approval proceeding as scheduled.

3.2 Distributor shall order the Product by delivering a written purchase order to Company by facsimile or by mail. Company shall inform Distributor of its acceptance or rejection of any purchase order within fourteen (14) days after receipt. Company shall not reject any order submitted by Distributor so long as (1) Distributor submits the purchase order at least ninety (90) days prior to any requested delivery date, (2) the purchase order requests supply of a quantity of the Product within +/- 50% of the quantity forecast as being required for that period in the immediately preceding rolling forecast submitted by Distributor. In the first year of this Agreement after pricing and reimbursement approval has been obtained in all countries in the Territory the Distributor shall order quantities of the Product in full lots of 7,000 bottles. In the second year of this Agreement and in each year thereafter after pricing and reimbursement approval has been obtained in all countries in the Territory the Distributor may, at its discretion, order quantities of the Product in full lots of either 7,000 or 14,000 bottles or multiples thereof. If the

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          above provisions are not met in the purchase order, the Company may accept or reject such purchase order in its sole discretion.

3.3 Terms and Conditions This Agreement sets forth the sole contract terms between the parties and shall apply to all orders. Company rejects any terms in any Distributor order forms or other Distributor documents which are different from or additional to the provisions hereof and no such terms shall be binding upon Company notwithstanding Company's acceptance and shipment of Product specified in Distributor's order form containing such terms.

3.4 Distributor may order Product as and when required at the initial price set forth in Exhibit C and Company shall supply such Product as ordered prior to receipt of full marketing authorisation for all countries in the Territory subject to Distributor complying with relevant requirements of any relevant regulatory authorities in the country. Any Product supplied under this clause shall comply with the FDA approval in all respects save for requirements of packaging and labelling.

4         Prices

4.1 Save as provided below Company shall sell the Product to Distributor FOB Company's plant in New York, USA at the prices set forth on Exhibit C attached hereto. The Distributor shall be responsible for insurance and freight costs. Risk in any consignment of the Product shall pass to the Distributor once said consignment is loaded onto transportation in New York, USA.

4.2 Save as provided below, Company shall have the right to increase such prices no more than once during each twelve (12) month period during the term of this Agreement by an amount up to, but not exceeding, (1) the amount of any increase in manufacturing cost of the Product experienced by Company, including, without limitation, overhead allocations or (b) the amount of any increase in the UK Manufacturer's Prices "All Manufactured Product" Index published by the Central Statistical Office of the United Kingdom, whichever is the lesser. Company shall provide Distributor with at least one hundred and eighty (180) days advance written notice of any such price increase together with substantiation of the price increase.

4.3 If Distributor experiences direct competition in the Territory and believes the prices established in this Agreement do not allow Distributor a sufficient profit margin, Company agrees to discuss with Distributor the potential for country specific pricing.

4.4   Save as provided in clause 4.7, in the event that either:-

4.4.1 the average price, over all countries in the Territory, at which the Distributor or the sub-distributor sells the Product to third parties other than sub-distributors (hereinafter "the Average Price") decreases each year for three consecutive years; or

4.4.2 the Average Price decreases in any one year of the agreement by more than ten

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      percent (10%)

the price at which the Product is sold by the Company to the Distributor shall be amended to (i) thirty two per cent (32%) of the Average Price if four hundred and eighty thousand units (480,000) of the Product or more have been ordered by the Distributor from the Company; or (ii) thirty six per cent (36%) of the Average Price if less than four hundred and eighty thousand units (480,000) but one hundred and twenty thousand (120,000) or more units of the Product have been ordered by the Distributor from the Company; or (iii) forty per cent (40%) of the Average Price if less than one hundred and twenty thousand (120,000) units of the Product have been ordered by the Distributor from the Company (said percentages hereinafter referred to as "the Applicable Percentage"). During any year of the Agreement Company shall sell the Product to the Distributor at the Applicable Percentage of the Average Price from the previous year. At the end of each year of the Agreement Distributor shall provide to Company a report setting forth the Average Price for that year and the information used in the calculation of such. If it transpires the Average Price for the year is higher than the Average Price for the previous year Company shall render to Distributor an invoice for the Applicable Percentage of the difference between the Average Price for the year and the Average Price for the previous year. Distributor shall pay such invoice within thirty (30) days of receipt of such. If it transpires that the Average Price for the year is lower than the Average Price for the previous year Distributor shall render to Company an invoice for the Applicable Percentage of the difference between the Average Price for the year and the Average Price for the previous year. Company shall pay such invoice within thirty (30) days of receipt of such

4.5 Distributor shall use reasonable endeavours to maximise the Average Price.

4.6 Should Distributor determine that, in its opinion, it is economically undesirable for it to continue to distribute the Product in a particular country in the Territory it may, by written notice to the Company relinquish the rights to the Product for that country or those countries and return those rights to the Company without incurring or being subject to any liability to the Company. In such circumstances the Distributor will provide to Company a final accounting for the country in the Territory so relinquished including inventory units on hand for that country and an estimate as to the likely on the Average Price and the Applicable Percentage for the year.

4.7 In the event that thirty-two percent (32%) of the Average Price for the Product in a country in the Territory is less than the equivalent of thirteen US Dollars (US$13.00) per unit, Company may provide to Distributor sixty (60) days' notice of its intention to withdraw the rights of the Distributor to distribute the Product in that country. At any time before expiry of that notice Distributor may, by written notice, advise Company that either:-

4.7.1 it will hand back to Company the rights to distribute the Product in that country in the Territory; or

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4.7.2     Distributor will pay to Company the difference between thirty-two percent (32%) of the Average Price for the Product in that country and the equivalent of thirteen US Dollars ($13.00) per unit for each unit of the Products sold in that country in the Territory.

5         Payment

5.1 Payment Unless otherwise determined by the Company the Distributor shall open a confirmed irrevocable documentary letter of credit in favor of the Company for the amount of each shipment inclusive of all costs. All amounts owing by Distributor to Company for the Product shall be paid within ninety (90) days of the date of shipment of the Product. Distributor shall make all payments to Company for the Product in US dollars by transfer to such bank account as Company may from time to time designate in writing.

5.2 Late Payment Fee/Collection Costs Any amounts not paid by Distributor when due will be subject to a late payment fee computed daily at a rate equal to one and one half percent (1.5%) per month or at the highest rate permitted under applicable usury law, whichever is the lower. In addition, Distributor shall be liable to Company for all costs incurred by Company in its collection of any amounts owing by Distributor which are not paid when due, including reasonable attorneys' fees, regardless of whether actual suit is brought.

5.3 Change in Payment Terms If Distributor fails to make any payment at the time required pursuant to the terms of this Agreement, Company shall have the right to withhold shipment of Product until all late payment has been made or to revoke or alter the above credit terms by delivery of written notice to Distributor.

6         Delivery, Shipment and Inspection

6.1 Certificate of Analysis and Shipping Company shall include batch documentation and a certificate of analysis with each batch of Product shipped and shall ensure that any cartons in which the Product is transported bear on the outside the batch number and the expiry date of the Product.

6.2 Delivery Dates Company shall make deliveries of the Product on the dates set forth in the Distributor's orders.

6.3 QC/QA Release. Distributor shall request that its third party Quality Assurance contractor provide a similar service for Meda AB at Nastech's request.

7         Quota

7.1 Save as provided below Distributor agrees to order, accept delivery of and make payment in full for the number of units of the Product during the period(s) set forth on Exhibit D attached hereto (the "Quota"). The number of units set forth in the Quota for the first three (3) years of this Agreement following the grant of pricing and reimbursement approval for the sale of the Product in all EU countries in the

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           Territory shall be indications of likely sales only and there shall be no liability or penalty under this contract for failure to order, take delivery of and make payment in full for those units. In the third year of the Agreement following the grant of pricing and reimbursement approval for the sale of the Product in all EU countries in the Territory the parties shall agree a binding quota for the remaining years of this Agreement and the provisions of clauses 7.2 and 17.3 shall apply in respect of the quotas for those years of the Agreement.

7.2 Save as provided in clause 7.1 above, if Distributor fails to meet the Quota for any specified period in any specified portion of the Territory and fails to cure such breach as provided under Section
           17.3 herein, Company shall have the right to delete such portion of the Territory from Exhibit B of this Agreement or to terminate this Agreement in the manner provided in Section 17.3 herein SAVE THAT if the Distributor has achieved the overall Quota for the whole of the Territory in the relevant specified period such rights to delete some of the rights given or terminate this Agreement in accordance with this clause shall not arise.

7.3 The parties agree to review and renegotiate the Quota in good faith, if appropriate, for any Product based upon any discontinuance, improvement or change in design of the Product, any changes in the market which the Distributor feels should be considered with regard to the Quota and the handing back to the company of the rights to distribute the Product in any country in the Territory.

8         Laws Regulating Exports and Imports

8.1 Import Licences Distributor shall be responsible for securing and paying for all import licences required for shipment of the Product into the Territory. Company agrees to provide such reasonable information as requested by Distributor to facilitate obtaining the import licences.

8.2 Export Licences Company shall be responsible for securing and paying for all export licenses required for shipment of the Product from the United States to the Territory. Distributor agrees to provide such reasonable information as requested by Company to facilitate obtaining the required export licences, including information regarding the intended country of resale. Company reserves the right, on provision of reasonable notice to Distributor, to cancel orders for, or to stop in transit, any Product for which Company reasonably believes is about to be exported in violation of any applicable US law or regulation. If such action is necessary due to the inaccuracy of the information provided by Distributor or any breach of this Agreement by Distributor, Company shall hold any Product stopped in transit for Distributor's expenses and shall resell or otherwise dispose of the same in a lawful manner in accordance with Distributor's instructions.

9         Distributor's Responsibilities

9.1 Product Promotion Distributor shall use its commercially reasonable efforts to promote and increase the distribution and sale of the Product in the Territory and

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          further agrees to promotional and launch budget set forth in Exhibit
          F. Distributor and Distributor's employees, agents and representatives will follow Company's reasonable recommendations regarding the demonstration and use of the Product for promotional purposes and subject to compliance with those requests being within the agreed promotional and launch budget set forth in Exhibit F. All expenses associated with the promotion and launch of the Product by Distributor in the Territory and performance of the Distributor's other obligations hereunder shall be borne solely by Distributor.

9.2 Noncompetition During the term of this Agreement, Distributor shall not, directly or indirectly, sell, solicit the sale of or purchase for resale any product that competes with the Product. Distributor agrees to secure from each of Distributor's agents and sub-distributors written noncompetition agreements in substantially the form of this Section 9.2 and to deliver such written agreement to Company before such agent or sub-distributor undertakes to perform any of Distributor's obligations hereunder.

9.3 Written Reports and Records For the first six (6) months of this Agreement Distributor agrees to supply to Company monthly written sales reports, delivered on the tenth (10th) day of each calendar month, which report the number of units and sales in U.S. $ of each Product in each month sold by Distributor in each country in the Territory. Thereafter, Distributor agrees to supply to Company quarterly written sales reports, delivered within thirty (30) days after the end of each calendar quarter , which report the number of units and sales in U.S.$ of each Product in each month of the quarter sold by Distributor in each country the Territory.

9.4 Compliance With Laws Distributor shall obtain all licences, permits or certificates which are required under applicable law to conduct its business and to resell the Product in the Territory and shall comply with all laws applicable to its business. Distributor agrees to not make any payment or gift directly or indirectly to any employee, officer or representative of any government under circumstances where such payment would constitute a bribe, kickback or illegal payment under, or otherwise be in violation of, the Foreign Corrupt Practices Act of the United States or any applicable foreign laws. Distributor shall be responsible for ensuring compliance with all applicable laws, rules and regulations regarding post approval reports, licenses and registrations within the Territory. Distributor shall provide to Company within thirty (30) days of submission, copies of all reports.

9.5 Recall Distributor shall maintain complete and accurate records of all Product sold by Distributor. If Company, any governmental agency or other proper authority issues a product recall of any of the Product, Distributor agrees to fully cooperate with Company (i) in promptly contacting any purchasers which Company desires to be contacted during the course of any such recall (ii) in promptly communicating to such purchasers such information or instructions as Company may desire be transmitted to such purchasers (iii) in obtaining the removal of all such recalled Product from Distributor's inventory and the inventory of its customers and (iv) in disposing of such recalled Product as Company so directs. Company agrees to reimburse Distributor for all direct out-of-pocket costs and expenses actually

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          incurred by Distributor as a result of securing the removal of and disposing of such recalled Product as requested by Company including but not limited to reimbursement to the Distributor of the cost of the Product recalled. All costs associated with product recall, which resulted from the action or in-action of the Distributor, shall be the sole responsibility of the Distributor.

9.6 No Copying or Reproducing of Product Distributor agrees not to modify, copy or otherwise reproduce the Product for whatever reason without the prior written consent of Company.

10        Product Labelling and Promotional Materials

10.1      Product Labels

10.1.1 Distributor shall ensure that the Product is sold and advertised in the form and with the labelling or marking required by the law of the Territory.

10.2 Promotional Materials If Distributor desires to create promotional materials, Distributor shall pay all expenses relating to the creation of such new promotional materials SAVE THAT Company shall, at Company's expense, provide to Distributor transparencies or discs containing existing artwork for the US packaging, package inserts and promotional materials. Distributor shall also be responsible for ensuring that such promotional material complies with all applicable laws, rules and regulations. Any new or translated promotional materials shall be submitted to Company for its written approval before their use or dissemination; however, such approval shall not relieve Distributor of its responsibility for ensuring that such promotional materials comply with all applicable laws, rules and regulations in the Territory.

10.3 Company Representation Company represents and warrants to Distributor that, to the best of its knowledge, the sale of the Product shall not infringe any third party patent rights in the Territory and the use of the Company's trademarks on the Product packaging, shall not infringe on any third party's trademark rights in the Territory.

11        Product Warranty

11.1 Limited Warranty Company warrants to Distributor that, during the shelf life of the Product, (a) the Product will conform with the specifications developed by Company and approved by the product regulatory authorities in the Territory, which specifications will be attached to this Agreement as Exhibit E at the time the regulatory approval is granted, (the "Specifications"), (b) the Product has been manufactured in accordance with accepted manufacturing practices approved by the regulatory authorities in the Territory with regard to the manufacture of the Product, and (c) the Product has been manufactured in accordance with applicable health, safety and environmental rules, regulations and laws in effect in the United States as of the date of manufacture.

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11.2      Notification of Defect

11.2.1 Distributor shall inspect and/or test the Product as soon as practicable following delivery of such. If Distributor wishes to reject any delivery, or part of delivery, of Product, it must notify Company within 30 days of receipt of the Product and such notification must be in writing and include a detailed indication of the reasons for rejection. In the event of a latent defect coming to the attention of the Distributor after the 30 day period, the notice of defect shall be provided within 30 days of discovery of the defect. Company shall notify Distributor within 30 days of receipt of such notification of rejection whether it accepts Distributor's claim. If Company accepts that the Product is defective it shall reimburse Distributor for the reasonable shipping costs incurred by Distributor in the return of the defective Product


11.2.2 If Company does not accept any claim by the Distributor that the Product does not comply with Specification and Distributor still insists the claim is correct, an independent laboratory, mutually agreed upon by the parties or failing agreement the Medicines Control Agency laboratory in Edinburgh, shall be requested to analyse an appropriate amount of the Product from the batch or batches in dispute. The samples shall be supplied by Distributor from the batches in question and by Company from any samples that it has retained.


11.2.3 Following receipt of the report from the independent laboratory, the parties will discuss the findings. If Company accepts that the Product does not conform to the Specification and that it is responsible for such failure to comply with the Specification, Company shall manufacture and deliver to Distributor a sufficient quantity of the Product to replace the defective batch or batches and pay for the return or destruction of the defective Product. If Distributor accepts that the relevant batches of Product were manufactured in accordance with the Specifications or that any defect did not arise due to Company's negligence or default, Company shall have no liability or obligation to Distributor in respect of such batches. If the parties can not agree whether replacement Product should be provided, either may commence arbitration proceedings in accordance with clause 19.


11.2.4    The costs of the independent laboratory appointed pursuant to clause
          11.2.2 above shall be paid by the Company unless it is found that the Distributor was at fault in which case the said costs shall be paid by the Distributor.

11.3 Limitation of Warranty The Warranty set forth in sub-paragraph 11.1 above shall not apply to any Product which has been abused, altered, modified (other than labelling or packaging), used in a manner not originally intended, or stored or maintained in a manner contrary to Company's written instructions.

11.4 DISCLAIMER OF WARRANTIES EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 11 AND IN SECTION 10.3, COMPANY HEREBY DISCLAIMS, AND DISTRIBUTOR HEREBY EXPRESSLY WAIVES ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT

          SOLD HEREUNDER, INCLUDING, BUT NOT LIMITED TO, IMPLIED CONDITIONS OF REASONABLE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE OR ANY OTHER MATTER. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF COMPANY HAS ANY AUTHORITY TO BIND COMPANY TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS AGREEMENT.

12 Distributor's Indemnification Distributor shall indemnify and hold Company harmless from any and all loss, damage or expense (including reasonable attorney's fees) which Company may incur or suffer as a result of any third party claim arising from (a) breach of warranty given or purportedly given by Distributor, its employees, agents or sub-distributors regarding the Product save where Distributor has merely repeated a warranty provided to it by the Company herein or a representation made by the Company with regard to the Product; or (b) improper storage, handling or other act or omission by Distributor, its employees, agents or sub-distributors; or (c) any trademark or copyright infringement based on the use of any information contained on the Product packaging provided by Distributor or on the use of any promotional materials prepared by Distributor for use in selling the Product (except to the extent of Company's indemnification obligation in Section 13.1 below). Company shall notify Distributor of any third party claim made against it within ten (10) days of knowledge of same if Company intends to seek indemnity with respect to such claim under this paragraph. Distributor shall have the right to undertake, conduct and control the case, shall have the right to be represented by counsel of its own choosing, but at its own expense. So long as Distributor is contesting any such claim in good faith, Company shall not pay or settle such claim.

13 Company Indemnification Company shall indemnify and hold Distributor harmless from any and all loss, damage or expense (including reasonable attorneys' fees)) which Distributor may suffer or incur as a result of (a) any third party claim resulting from the Company's breach of its representation in Section 10.3; and (b) any third party claim arising out of (i) the failure of the Product to conform with the Specifications, (ii) failure of the Product to have been manufactured in accordance with accepted good manufacturing processes, (iii) failure of the Product to have been manufactured in accordance with applicable health, safety and environmental rules, regulations and laws in effect in the United States at the date of manufacture, (iv) proper use of the Product itself as approved by the governing regulatory agency, or (v) the Product itself save where the circumstances are such that an indemnity in favour of the Company arises under clause 12; or (vi) any other manufacturing defect in the Product. Distributor shall notify Company of any third party claim made against it within ten (10) days of knowledge of same if Distributor intends to seek indemnity with respect to such claim under this paragraph. Company shall have the right to undertake, conduct and control the case and shall have the right to be represented by counsel of its own choosing, but at its own expense. So long as

          Company is contesting any such claim in good faith, Distributor shall not pay or settle such claim.

14 Independent Contractor Distributor is not an agent, employee, joint venturer, partner, franchisee or legal representative of Company for any purposes whatsoever. Distributor does not have any right or authority to bind Company in any manner whatsoever. Distributor shall be exclusively responsible for the manner in which it performs its duties under this Agreement. Distributor shall be solely responsible to its own employees for any compensation due to them and for compliance with all applicable laws imposed by any governmental authority regarding Distributor's employees.

15        Confidential Information

15.1 Definition The parties acknowledge that each party may acquire knowledge of certain trade secrets and confidential information of the other party during the term of this Agreement. The term "Confidential Information" means any information or compilation of information, not generally known, which is proprietary to a party hereunder (the "Disclosing Party") and relates to the Product or a party's other products or product research, including, without limitation, information relating to manufacturing techniques, marketing strategies, research data, product development, financial information, customer lists, customer information and any other information about the Disclosing Party's business which is normally considered confidential or is indicated by Disclosing Party to be confidential or proprietary. Confidential Information shall not include any information (i) which is or becomes publicly available through no fault of the party receiving it (the "Receiving Party"),
          (ii) which is disclosed to the Receiving Party by a third party not under an obligation of confidence; (iii) which is already known by the Receiving Party at the time of disclosure to the Receiving Party by the Disclosing Party existing prior to such disclosure; or (iv) which is independently developed by the Receiving Party through persons who have not had access to or knowledge of the Confidential Information of the Disclosing Party, as evidenced by written documentation of the Receiving Party.

15.2 Non-disclosure During the term of this Agreement and at all times thereafter the Receiving Party shall hold in strictest of confidence and never disclose, transfer, convey or make accessible to any person any Confidential Information, whether oral or written. The Receiving Party agrees not to use the Confidential Information for its own personal benefit (except as permitted under this Agreement) or the benefit of anyone other than the Disclosing Party. The Receiving Party agrees to take reasonable precautions to prevent Distributor's employees and others from disclosing or appropriating for their own use any Confidential Information of the Disclosing Party. Distributor agrees to secure from each of Distributor's agents and sub-distributors insofar as is legally permissible written confidentiality agreements in substantially the form of this Section 15 and to deliver such written agreement to

          Company before such agent or sub-distributor undertakes to perform any of Distributor's obligations hereunder.

16        Trademarks

16.1 Use and Registration of Trademarks Company hereby authorises Distributor to use Company's trademarks and trade names for the Product (the "Trademarks") (including but not limited to the right to authorise sub-distributors to use the trade mark) solely in connection with advertising, promoting or selling the Product in the Territory during the term of this Agreement. Distributor shall provide written notice of the countries in the Territory within which it requires the Company to make any applications for registration of the Trademarks and Company shall be responsible, at its expense, for filing and maintaining all trademark registrations and/or equivalent protections. Distributor agrees to provide Company, at Company's expense, with all reasonable assistance requested by Company in the registration of the Trademarks in the Territory. Distributor shall be responsible for filing, at Company's expense, any registered user application that may be required in the Territory relating to Distributor's use of the Trademarks. Distributor may not use any of the Trademarks in its corporate or business name, or in any other manner which Company deems adverse to its interests. However, Distributor may indicate that it is an authorised distributor of the Product on Company approved letterhead, business cards or other advertising

16.2 Unauthorised use of Trademarks Distributor agrees to notify Company of any unauthorised use of the Trademarks by others as it comes to Distributor's attention. If Company elects not to bring any infringement, unfair competition or similar action based on such unauthorised use or infringement in the Territory, Distributor shall have the option of doing so at its own expense. If Distributor exercises this option, it may join Company as a party only if Distributor indemnifies Company against any damages or expenses resulting therefrom. In any litigation against third parties relating to the Trademarks, unless otherwise agreed, any proceeds or recovery obtained in any such action shall be apportioned between the parties according to how expenses of the litigation were borne.

17        Termination

17.1 Termination For Failure to Secure Regulatory Approval Subject to clause 1.5, if Distributor is unable to secure regulatory approval for the Product within two years of approval in Sweden, either party may terminate this Agreement by delivery of written notice to the other party; provided, however, if the terminating party is Company, Distributor shall have a period of sixty (60) days from the delivery of the notice to secure such regulatory approval or provide written evidence to Company that such approval is imminent.

17.2      Termination for Breach Except as expressly provided in subsection
          17.3 below, either party may terminate this Agreement effective upon delivery of written notice to the other party, if the other party breaches or otherwise fails to be in conformance with any term or condition of this Agreement; provided however, if such breach or non-performance is capable of remedy this Agreement shall not terminate if such breach or non-performance is remedied within sixty (60) days after delivery of the written notice of termination, which notice shall specify the breach or failure.

17.3 Failure to Meet Quota or comply with Requirements set forth in Exhibit F

17.3.1 Failure of Distributor to meet the Quota set forth in Exhibit D, or failure of Distributor to execute the marketing plan set forth in Exhibit F, or as later agreed between the parties in writing, shall, save as provided below, be considered a material breach of this Agreement. Within sixty (60) days of the end of each year of this Agreement, the Company shall provide to Distributor a report setting forth the amount of the Product ordered from the Company and the Quota for that year. The Distributor shall within sixty (60) days of the end of each year of this Agreement, provide to the Company a report setting forth the marketing activities undertaken during such year and the U.S. Dollar amount expended on marketing and promotional activities for such period.


17.3.2 In the event that Distributor has failed to purchase the amount of Product specified during any Quota period, Distributor may, at its option:-

17.3.2.1 pay to Company the dollar amount equal to the order price for the difference between Quota quantity and the actual quantity of Product purchased by Distributor in the Quota period for such period (the "Quota shortfall") within sixty (60) days of receipt from the Company of the report to be provided pursuant to clause 17.3.1. If Distributor has indicated that it wishes to exercise its option to cure a failure to order the Quota for a year pursuant to this Clause
          17.3.2.1 and Company has not received payment of the Quota shortfall within such sixty (60) day period, Company shall have the right to terminate this Agreement, or to delete from Exhibit B that portion of the Territory to which the Quota applied, effective immediately upon delivery of written notice to Distributor without further opportunity for cure; and/or

17.3.2.2 make up the Quota shortfall in the following year of the Agreement by ordering in that following year of the Agreement a quantity of the Product equal to the sum of the Quota shortfall and the Quota for that following year.

17.3.3 The Company shall have the right to conduct an audit through an independent firm of certified public accountants to audit (not more than once per year) the Distributor's marketing expenses related to the Product, the Average Price and the Applicable Percentage. In the event that the Distributor has failed to expend the sums committed to the marketing budget as set forth in Exhibit F the Company shall have the right to terminate this Agreement.


17.4 Insolvency Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) becomes unable to pay its debts as they mature,
          (ii) admits in writing its inability to pay its debts as they mature
          (iii) makes a general assignment for the benefit of creditors, (iv) files a voluntary petition for bankruptcy, (v) has an involuntary petition of bankruptcy filed against it, or (vi) applies for the appointment of a trustee or receiver for any substantial portion of its property or business or permits the appointment of any such trustee or receiver who is not discharged within a period of thirty days after such appointment.

18        Effect of Termination

18.1 Trademarks/Confidential Information Upon expiration or termination of this Agreement for whatever reason, Distributor shall cease using Company Trademarks or any name or description that relates or pertains to the name Company or its products (except to the extent provided in subsection 18.3 below), and shall return or destroy all Confidential Information and destroy all sales literature, pamphlets, and any information of any kind that relates or pertains to Company or its products. Distributor shall take such steps as are necessary, and Company agrees to co-operate as necessary, to procure the cancellation of any registered user agreement entered into to allow for Distributor to use the Trademarks in the Territory. Any filing fees necessary to procure such cancellation shall be paid by the Company.

18.2 Product Inventory Company shall have the option to repurchase from Distributor all of the current Product in Distributor's inventory as of the effective date of expiration or termination of this Agreement for whatever reason, at a price equal to the original purchase price for the Product paid by Distributor to Company plus the cost of packaging and labelling the Product. Company may exercise its option by delivery of written notice to Distributor within thirty (30) days after the effective date of expiration or termination of this Agreement. Distributor shall ship all such inventory of Product to Company, at Company's expense, within ten (10) days after receipt of Company's exercise of its option. Company shall pay the amount owing to Distributor for such inventory within thirty (30) days after receipt of the inventory. If Company elects not to purchase Distributor's inventory of Product, Distributor shall have the right to sell such inventory in the Territory for a period of six (6) months following the effective date of termination or expiration of this Agreement and shall have a limited right to continue to use Company's Trademarks to effectuate such sales in accordance with the provisions of Section 16.1 herein.

18.3 Payments Owing Termination of this Agreement shall not relieve or release either party from any liability which either party may have to the other party arising out of this Agreement, including any obligation to make any payments which may be owing to the other party under the terms of this Agreement as of the effective date of expiration or termination. However, if either party terminates this Agreement in accordance with the terms hereof, such party shall not be liable to the terminated party for any claim for lost future revenues of the other party.

18.4 Acceptance of Orders Acceptance of orders from Distributor by Company after termination of this Agreement shall not constitute a renewal of this Agreement or a waiver of the right to Company to treat this Agreement as terminated.

19        General Provisions

19.1 Force Majeure Neither party shall be liable to the other party for any delay or failure of delivery or other performance caused in whole or in party by any contingency beyond such party's reasonable control, including, without limitation, fire, flood, acts of god, acts of any government or any agency or subdivision thereof or shortage or inability to secure labour, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular sources. Should the event of force majeure continue for a period of six (6) months, either party may terminate this Agreement on the provision of written notice.

19.2 Limitation of Remedy Except as expressly set forth in Section 9.5 regarding recalled Product and Section 13 regarding indemnification for certain third party claims, Company shall have no liability to Distributor for indirect, special, incidental, or consequential damages of any description, whether arising out of warranty or other contract, negligence or other tort, or otherwise. Distributor shall have no liability to Company for indirect, special, incidental or consequential damages of any description whether arising out of warranty or other contract, negligence or other tort or otherwise.

19.3 Entire Agreement This Agreement, together with Schedule 1 and Exhibits A, B, C, D, E, F, G and H attached hereto, contains the entire agreement of the parties concerning the subject matter hereto, and supersedes all prior communications, understandings, and agreements between the parties with respect thereof.

19.4 Modification and Waiver No purported amendment, modification or waiver or any provision hereof shall be binding unless set forth in a writing in the English language signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof. Only officers of either party holding the same title as those who have signed this Agreement shall have the right to execute any amendment, modification or waiver document on behalf of the relevant party.

19.5 Notices All notices and other communications required or permitted to be given hereunder shall be in writing in the English language and shall be deemed to have been duly given (i) when received if delivered by hand; (ii) the next business day if delivered by facsimile (sender's copy of the facsimile must show a confirmation of receipt from receiver's facsimile machine); (ii) three (3) business days after placement with a reputable international overnight carrier; or (iv) ten (10) business days after deposit, if placed in the mail for delivery by airmail, postage pre-paid, and addressed to the appropriate party using the address set forth on page one of this Agreement. If either party should change its address and/or facsimile number, such party shall give written notice of the other party of the new address and/or facsimile number in the manner set forth above, but any such notice shall not be effective until actually received by the addressee.

19.6 Nonassignment Distributor shall not establish sub-distributors, assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of Company which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Company and of any permitted successors and assigns of the Distributor as provided above.

19.7 Severability Should any part of this agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portions, and such remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

19.8 Injunctive Relief In addition to any other relief afforded by law, each party shall have the right to enforce covenants contained in this Agreement by specific performance and preliminary, temporary and permanent injunctive relief against the other party or any other person concerned thereby. Damages, specific performance and injunctive relief shall be considered proper modes of relief and are not to be considered alternative remedies.

19.9 Governing Law Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in New York, New York, pursuant to the Rules of Arbitration then in effect of the American Arbitration Association. Any reward rendered shall be final and conclusive upon the parties and a judgement thereon may be entered in a court having competent jurisdiction. Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by the Distributor, one of whom shall be selected by the Company, and one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 90 days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. Each party shall bear its own costs and expenses, including attorney's fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.

The parties hereto have caused this Agreement to be executed in the manner appropriate to each to be effective as of the date entered on the first page hereof.

CAMBRIDGE SELFCARE DIAGNOSTICS LIMITED

                                 ("Distributor")

By  .......................................................

Its .......................................................




NASTECH PHARMACEUTICALS INC.

                                   ("Company")

By Dr Vincent D. Romeo

Its President and Chief Executive Officer

List of Exhibits

Schedule 1 = Adverse Events Procedure

A = Product

B = Territory

C = Prices

D = Quota (by quarter) and Time Period to Secure Regulatory Approval

E = Specifications

F = Marketing Plans

G = Patents

H = Trade Marks

                                   SCHEDULE 1

                            ADVERSE EVENTS PROCEDURE

A. For the purposes of this Schedule "Adverse Event" ("AE") shall have the meaning ascribed to such term under applicable law, but in any event shall include any reaction, side-effect or other undesirable events (such as injuries, toxicity or sensitivity reaction, or any other unexpected incident and the severity thereof) that is associated with the use of the Product in humans, whether or not the event is considered drug related, including, but not limited to, the following: an AE occurring in the course of the use of the Product in professional practice, including use in clinical studies; drug overdose, whether accidental or intentional; an AE occurring from drug abuse; an AE occurring from drug withdrawal; any significant failure of expected pharmacological or biological actions and any AE associated with the clinical use, study, investigation, testing and marketing of the Product. In addition, when an AE is herein referred to as "serious" it shall have the meaning ascribed to such term under applicable law but in any event shall include any occurring at any dosage that is fatal, life threatening, disabling, incapacitating, results in or prolongs hospitalisation, necessitates medical or surgical intervention to prevent permanent impairment or damage, a congenital anomaly or in the opinion of a medical reviewer is of major clinical significance.

B.    The Company shall:-

(i) maintain a data base of AEs arising from the Product reported anywhere in the world; and

(ii) notify the Distributor of all serious AEs within 3 days of receipt of notice of such and all other AEs of which it receives notice within 10 days of receipt of notice of such;

(iii) provide to Distributor quarterly and annual summaries of AEs (as CIOMS I forms/ CIOMS II line listings) within two months of the end of the quarter or year and in addition provide, with the annual report, an estimate of the number of people treated during the relevant 12 month period;

(iv) provide to Distributor cumulative summary reports of AEs on reasonable demand (as CIOMS I forms/CIOMS II line listings) to cover the period from the commencement of marketing of the Product;

(v) notify the Distributor of any change in the safety profile or clinical particulars or other such information regarding the Product and make recommendations for changes in the Product labelling when appropriate; and

(vi) prepare worldwide periodic safety update reports as required by the regulators under the terms of the marketing authorisations.

C.    Distributor shall:-

(i) forward to the Company information reported in the Territory and relating to AEs or other data regarding the safety of the Product; and

(ii) inform the Company of any serious AEs occurring in the Territory within 3 days of receipt of information regarding such serious AE;

(iii) notify the Company of any non-serious AEs occurring in the Territory within 10 days of receipt of information regarding such non-serious AE;

(iv) submit relevant reports to the regulatory authorities in the Territory (which may be on the Company's behalf if Distributor is not the holder of the regulatory approval regarding any AEs occurring in the Territory; and

(v) submit relevant reports to the regulatory authorities in the Territory (which may be on the Company's behalf if Distributor is not the holder of the regulatory approval) regarding any AEs concerning the Product occurring outside the Territory which are being forwarded to Distributor by the Company.

D. All information regarding all AEs, which is to be exchanged between the parties, shall be in the English language.

E. All reasonable efforts should be made to ensure the following information is provided in AE reports:

General

Local Identification number
Date of receipt
Source - health professional name, address and telephone number. If the report is from a consumer, or a health professional who is not a physician, the name of the attending physician.

Patient details

Identification (initials)
Date of birth or age if date of birth is not known or indication of age group (Elderly, adult or child etc) if neither date of birth nor age are known. Gender
Race
Hospital number if applicable
Relevant medical history
Relevant diagnostic tests

Adverse event

Description of event
Onset date (or time since onset if not known)
Time since onset if less than 24 hours
Outcome
Relationship to suspect product, in the opinion of the reporting physician Treatment given, if any
Information on dechallenge/rechallenge (if applicable)

Suspect product

Name of Product
Date treatment started; date treatment stopped (or duration of treatment if dates not known)
Dose
Reason for use
Route of administration
Batch number

Concomitant medication (or any medication given in previous month)

Name
Date treatment started; date treatment stopped (or duration of treatment and temporal relationship to AE if dates not known)
Dose
Reason for use
Route of administration

F. In no instance should an initial report for any AE be delayed while awaiting further information. The report of any AE should permit identification of a discernible subject, suspect product, AE and source report. If additional information is expected, this should be stated on the initial report. A follow up report should be made as soon as the additional information is available.

G. Each party will exercise due diligence and exert all reasonable efforts to collect AE information from its affiliates in other related parties worldwide.

                                    Exhibit A

The Product shall mean a pharmaceutical preparation in intranasal form containing cyanocobalamin as the active therapeutic ingredient as well as any future developments thereof complying with the Specification. Any product supplied prior to the grant of full marketing authorisation should comply with the FDA approved specification save in respect of packaging and labelling requirements.

The Product shall be supplied to Distributor in trade units of 5ml bottles, equivalent to 8 doses, unlabeled on both the inner and outer package, including nasal pump. The Company will not supply any patient information or package insert, both of which shall be provided by the Distributor. Company shall provide to Distributor, free of charge, transparencies of existing US artwork for packaging and package inserts.

                                    Exhibit B

The "Territory" shall include the United Kingdom, Eire, France, Greece, Germany, Spain, Italy, Portugal, the Netherlands, Belgium, Austria, the Czech Republic, Slovakia, Slovenia, Hungary, Poland, Australia and New Zealand.

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

                                    Exhibit C

The initial price (in U.S. Dollars) per unit of Product shall be as follows:

For the first 119,999 Units the price to Distributor shall be $19.00;

For Units beginning with Unit 120,000 through Unit 479,999 the price to Distributor shall be $17.00;

For Units beginning with Unit 480,000 and thereafter the price to Distributor shall be $15.00;

The pricing calculations set forth above shall be cumulative from inception. ie. beginning with the first purchase by the Distributor.

                                    Exhibit D

The Distributor's reasonable estimate of the number of units for that it will sell by the end of the first year following grant of pricing and reimbursement approvals in all EU countries in the Territory and in the second and third years of this Agreement following grant of pricing and reimbursement approvals in all EU countries in the Territory is as follows:

Year No. 1              42,000 Units
Year No. 2              140,000 Units
Year No. 3              480,000 Units

If Distributor elects to withdraw an application for regulatory or pricing and reimbursement approval for the Product in the last EU country in the Territory for which regulatory or pricing and reimbursement approval for the Product is required, pricing and reimbursement approval for the Product in all EU countries in the Territory shall be deemed to have occurred on the date the said application was withdrawn.

                                    Exhibit E

The Specifications for the Product shall be as follows that which conforms with the regulatory approvals granted in each country in the Territory copies of which shall be inserted into this agreement once such approval has been granted. Prior to such approvals being granted the Product will comply with the specification set forth in the FDA approval save in respect of labelling and regulatory requirements.

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

                                    Exhibit F

The Distributor shall consult with the Company on the development and particulars of its marketing plan. The Distributor shall commit to the following promotional and launch budget for the Product in the Territory in each year of this Agreement after the grant of pricing and reimbursement approval for the Product in all EU countries in the Territory as follows:

Year No. 1              $US  1,595,200
Year No. 2              $US  2,970,560
Year No. 3              $US  5,226,240

Expenditure on the following items shall be considered expenditure made in accordance with the promotional and launch budget:-

regulatory submissions

consultancy fees associated with preparation of regulatory submissions the person hours of the sales and marketing persons involved in the sale and marketing of the Product promotion and marketing of the Product

packaging and distribution costs

legal costs associated with the appointment of sub-distributors, regulatory matters and the promotion and launch of the Product

If Distributor elects to withdraw an application for regulatory or pricing and reimbursement approval for the Product in the last EU country in the Territory for which regulatory or pricing and reimbursement approval for the Product is required, pricing and reimbursement approval for the Product in all EU countries in the Territory shall be deemed to have occurred on the date the said application was withdrawn.



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                                    Exhibit G
                                    ---------

                                     Patents
                                     -------

      Country                                         Expiration
      -------                                         ----------

      Australia                                       April 2006
      Belgium                                         April 2006
      France                                          April 2006
      Germany                                         April 2006
      Great Britain                                   April 2006
      Hungary                                         April 2006
      Ireland                                         April 2006
      Italy                                           April 2006
      Netherlands                                     April 2006
      Spain                                           April 2006

                                    Exhibit H

                                   TRADE MARKS

                                    NASCOBAL


                                       32